Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference into Registration Statement Nos. 333-116160 and 333-147955 on Form S-8 and on Registration Statement Nos. 333-169223 and 333-141545 on Form S-3 of Revlon, Inc. of our report dated 6 November 2013 related to the consolidated financial statements of The Colomer Group Participations, S.L. and its subsidiaries as of 31 December 2012, 2011 and 1 January 2011 and for each of the three years in the period ended 31 December 2012 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the retrospective change in its method of accounting for actuarial gains and losses in 2012, 2011 and 2010 due to the adoption of the amendments to International Accounting Standard (“IAS”) 19 as discussed in Note 2.b), appearing in Amendment No. 3 to the Registration Statement No. 333-188713 of Revlon Consumer Products Corporation on Form S-4 and incorporated by reference into this Amendment No. 1 to the Current Report on Form 8-K/A of Revlon, Inc.

/s/ DELOITTE, S.L.

Barcelona, Spain

2 December 2013